AMENDMENT NO. 2
                                       TO
                            ASSET PURCHASE AGREEMENT

     PEABODYS COFFEE, INC., a Nevada corporation ("Peabodys"), and ARROSTO COFFEE COMPANY, LLC, a California limited liability Company ("Arrosto"), effective as of September 30, 2000, agree as follows:

1. BACKGROUND AND PURPOSE. The parties have entered into an Asset Purchase Agreement, dated June 19, 2000 ("Asset Purchase Agreement"). The parties have amended the Asset Purchase Agreement pursuant to Amendment No. 1 to Asset Purchase Agreement dated September 1, 2000. The parties now desire to amend the Asset Purchase Agreement further, as set forth below. Except as otherwise set forth or as otherwise required by context, capitalized terms shall have the meanings set forth in the Asset Purchase Agreement.

2. AMENDMENT. The following sections are amended as set forth below. Any provision of the Asset Purchase Agreement which is not amended hereby shall remain in full force and effect as set forth in the Asset Purchase Agreement.

     (a)  Section 3.1 shall be amended to read as follows:

          3.1. ALLOCATION OF PURCHASE PRICE. The parties acknowledge that the valuation of the Shares, as restricted securities serving as consideration for the Assets, has been arbitrarily determined by the parties. In valuing the Shares the parties have considered the value of the Assets set forth on Schedule 1. The Shares are valued by the parties at Twenty Cents ($0.20) per share, for an aggregate valuation of Sixty-Four Thousand Dollars ($64,000.00) ("Purchase Price"). The Purchase Price shall be allocated among the Assets as set forth on
          Schedule 1. Each of the parties shall report this transaction for federal tax purposes in accordance with this allocation of the Purchase Price.

     (b)  Section 4 shall be amended to read as follows:

          4. PAYMENT OF PURCHASE PRICE. As payment of the Purchase Price, Peabodys shall issue the Three Hundred and Twenty Thousand (320,000) Shares and deliver to Arrosto a share certificate representing such issuance ("Share Certificate") under the following terms, and subject to the following conditions:

          (a) The parties acknowledge that, as of the Closing date all of the Assets are encumbered by a security interest in favor of G. E. Capital Small Business Finance Corporation ("Security Interest"). A condition precedent to the obligation of Peabodys to issue the Shares and deliver the Share Certificate to Arrosto is the removal from the Assets of the Security Interest. Upon presentation of evidence to Peabodys which establishes, to Peabodys' reasonable satisfaction, that the Security Interest has been

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          removed from the Assets, subject to other conditions set forth in this
          Section 4, Peabodys will issue the Shares, evidencing such issuance by delivery of the Share Certificate to Arrosto. If the Security Interest is not removed on or before December 31, 2000, then the number of Shares serving as consideration for the Assets shall be reduced by Forty Thousand (40,000) Shares. Thereafter, on the last day of each following calendar month, until and including July 31, 2001, if the Security Interest has not been removed from the Assets, the number of Shares will be reduced by an additional Forty Thousand (40,000) Shares.

     (c)  Section 5 shall be amended to read as follows:

          5. ASSUMPTION OF NO LIABILITIES. In connection with the purchase of the Assets, Peabodys will assume no liabilities or obligations except as expressly set forth in this Agreement. It is expressly understood and agreed that Peabodys will not be liable for any of the obligations or liabilities of Arrosto of any kind, whether accrued, absolute, contingent or otherwise.

     (d)  Section 10.3 is deleted in its entirety.

     (e) Schedule 1 is amended in its entirety to read as Schedule 1 attached hereto and incorporated herein.

3. ACTIONS TO EFFECT AMENDMENT. The parties shall take all actions necessary and proper to effect the amendments set forth in this Amendment No. 2 including, without limitation, the return and transfer of title and possession to any property which is no longer subject to the Asset Purchase Agreement, as amended.

                          Signatures on following page

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                                        ARROSTO COFFEE COMPANY, LLC,
                                        A California Limited Liability Company

                                        By:_____________________________________
                                                (Joe Konis, Member/Manager)

                                        PEABODYS COFFEE, INC.
                                        a Nevada Corporation

                                        By:_____________________________________
                                                (Todd N.Tkachuk, President)

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